Filed under Rule 424(b)(3), Registration Statement No. 333-58976
Pricing Supplement No. 15 — dated Monday, December 27, 2004 (To: Prospectus Dated June 20, 2001 and Prospectus Supplement Dated June 10, 2004)

CUSIP			Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product	Guaranteed
Number	Selling Price	Principal Amount	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking	Security
26876EBB0	100.000%	$585,000.00	0.400%	$582,660.00	FIXED	3.450%	SEMI-ANNUAL	12/15/2006	06/15/2005	$15.81	YES	Unsecured Notes	YES
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC						Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch &
26876EBC8	100.000%	$1,405,000.00	0.750%	$1,394,462.50	FIXED	4.000%	SEMI-ANNUAL	12/15/2008	06/15/2005	$18.33	YES	Unsecured Notes	YES
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC						Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch &

	Trade Date: Monday, December 27, 2004 @ 12:00 PM ET	EOP Operating Limited Partnership
Issuer	Settle Date: Thursday, December 30, 2004	$500,000,000 EOP Operating LP
EOP Operating Limited Partnership	Minimum Denomination/Increments: $1,000.00/$1,000.00	Prospectus dated 20-Jun-01 and
Two N. Riverside Plaza, Suite 2100	Initial trades settle flat and clear SDFS: DTC Book Entry only	Prospectus Supplement Dated: 10-
Chicago IL 60606	DTC Number 0443 via Pershing, LLC	Jun-04

Guarantor	If the maturity date or an interest payment date for any note is not a business day (as term is defined in
Equity Office Properties Trust	prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and
Two N. Riverside Plaza, Suite 2100	no interest will accrue from, and after, the maturity date or interest payment date.
Chicago IL 60606
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